EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BOSTON LIFE SCIENCES ANNOUNCES $8 MILLION FINANCING

December 9, 2003 Boston, MA—Boston Life Sciences, Inc. (NASDAQ: BLSI) announced the private placement of $8 million in convertible preferred stock and warrants with a small group of institutional and private investors.

The Company’s President, Dr. Marc Lanser commented, “We are very pleased to obtain this financing as it will enable us to continue to pursue a number of important milestones. The approval at last year’s Annual Meeting to increase the number of shares of common stock authorized for issuance made it possible to conduct this timely financing. These funds will be used to support our second Phase III trial of ALTROPANE® as a diagnostic for Parkinsonian Syndromes and to file an NDA seeking marketing approval. Our current expenditure plans for the approximately $17 million in cash on hand following this placement also includes the completion of pre-clinical and IND submission costs for Inosine to treat stroke as well as the initiation of a Phase I trial for this agent. As a condition of the financing, the investors required that we commit to exercise our right to obtain a release of the security interest and continuing lien on all the assets of the Company, including its patents and other intellectual property rights, that currently secure our outstanding secured convertible notes held by Ingalls & Snyder Value Partners, L.P. by providing the holder with alternative collateral in the form of cash or a standby letter-of-credit to secure our repayment of the approximately $5 million in remaining principal and interest payments under the notes through maturity. We believe that this action is in the best interests of the Company and all of its shareholders in that it will alleviate investor concern regarding the Company’s control over its assets, and enhance our ability to enter into the best possible partnering and collaborative agreements for our scientific programs.”

Under the terms of the financing, the Company issued $8 million of convertible preferred stock which is convertible into common stock at an initial conversion price of $1.25. Warrants to purchase a total of 3,456,000 shares of common stock were also issued in connection with the transaction. The warrants are exercisable through December 2007 at exercise prices between $1.49 to $1.55 per share. Burnham Hill Partners acted as exclusive placement agent in the transaction. The Company is obligated to file a registration statement covering the resale of the common stock issuable upon conversion of the convertible preferred stock and warrants. For additional information about the financing, interested parties should read the current report on Form 8-K to be filed by the Company with the Securities Exchange Commission.

Boston Life Sciences, Inc. (BLSI) is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic solutions for central nervous system diseases (CNS) and cancer. BLSI’s products in development include: ALTROPANE® and FLUORATEC™ radioimaging agents for the diagnosis of PD and ADHD; Inosine and AF-1, nerve growth factors for the treatment of acute and chronic CNS disorders; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; and novel therapies for the treatment of PD and ADHD.

Burnham Hill Partners, based in New York City, was formed in August 2003 and is a division of Pali Capital, Inc., a NASD registered broker dealer. The professionals at Burnham Hill Partners have extensive experience providing comprehensive financing and financial advisory services to publicly traded companies with market capitalizations of up to $250 million. Burnham Hill Partners’ sector expertise includes telecommunications, electronics equipment and services, network security and software as well as medical devices and life sciences. For more information on Burnham Hill Partners, its professionals and deal history, call (212) 980-2200.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as operating results and financial position, the expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, and the market size and possible advantages of the Company’s products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, the level of operating expenses incurred, the ability to obtain intellectual property protection, delays in the regulatory or development processes, results of scientific data from clinical trials, the outcome of discussions with potential partners, regulatory decisions, market acceptance of the Company’s products, and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

For further information, please contact:

Corporate

Joe Hernon

Chief Financial Officer

Boston Life Sciences, Inc.

617.425.0200

Email: jhernon@bostonlifesciences.com